EXHIBIT 99.1

COMPANY NEWS RELEASE DATED MAY 20, 2005

NEWS RELEASE for May 20, 2005 at 7:30 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON HOLDS ANNUAL SHAREHOLDERS MEETING

DEARBORN, MI (May 20, 2005) . . . Amerigon Incorporated (Nasdaq:ARGN) today announced that it held its Annual Meeting of Shareholders on Thursday, May 19, 2005, at the Company’s corporate offices in Dearborn, MI, as scheduled. A quorum of shareholders was present in person or by proxy.

The Directors elected to serve until the next annual meeting are Oscar B. Marx, III, Chairman of the Board; Francois J. Castaing, retired technical advisor to the Chairman of DaimlerChrysler Corporation; James J. Paulsen, retired Ford Motor Company senior executive; John W. Clark, managing member of Westar Capital LLC; and Paul Oster, Chief Financial Officer of TMW Enterprises.

Other proposals approved at the Meeting include a change in the Company’s state of incorporation from California to Michigan and an amendment to the Company’s Amended and Restated 1997 Stock Incentive Plan to increase the number of options automatically granted to non-employee directors upon initial election to the Board of Directors and each year thereafter and to eliminate the limitation on the number of shares that may be delivered pursuant to options granted under the plan that qualify as incentive stock options.

About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat™ (CCS™) products for sale to automotive and truck original equipment manufacturers (OEMs). CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon’s subsidiary, BSST, is developing products using its proprietary, high-efficiency thermoelectric devices (TED). It has development contracts with industry leading partners to expand the market for TED-based automotive and non-automotive products. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

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